UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2015

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)
(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 23, 2015, EnerSys (the “Company”) issued $300 million in aggregate principal amount of its 5.00% Senior Notes due 2023 (the “Notes”). The Notes were issued pursuant to an indenture (the “Base Indenture”), as supplemented by that certain first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, its subsidiaries that guarantee its existing senior secured credit facilities (collectively, the “Guarantors”) and MUFG Union Bank, N.A., as trustee (the “Trustee”), each dated as of April 23, 2015. The Company intends to use the net proceeds from the sale of the Notes to redeem, settle, repurchase or otherwise repay and retire in full the approximately $172.4 million principal amount of the Company’s outstanding 3.375% convertible notes due 2038 (the “Convertible Notes”), with the remaining net proceeds to be used to pay the premium on the Convertible Notes, partially repay outstanding revolving loans under its existing senior secured credit facilities and/or for general corporate purposes. However, the Company may elect to pay the premium on the Convertible Notes using cash, shares of its common stock or a combination thereof.
The Notes bear interest at a rate of 5.00% per annum accruing from April 23, 2015. Interest is payable semiannually in arrears on April 30 and October 30 of each year, commencing on October 30, 2015. The Notes will mature on April 30, 2023, unless earlier redeemed or repurchased in full. The Notes are unsecured and unsubordinated obligations of the Company. The Notes are fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, by each of the Guarantors. The Guarantees are unsecured and unsubordinated obligations of the Guarantors.
Prior to January 30, 2023, the Company may redeem all or a portion of the Notes at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and a “make whole” premium to, but excluding, the redemption date. On or after January 30, 2023, the Company may redeem all or a portion of the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date. If a change of control repurchase event occurs, the Company will be required to offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the repurchase date.
The Indenture includes certain covenants, including limitations on the Company’s and its subsidiaries’ ability to, subject to exceptions, incur liens securing indebtedness, merge, consolidate or sell all or substantially all assets or enter into certain sale and leaseback transactions. The Indenture also provides for customary events of default and further provides that the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence and during the continuance of any event of default. In the case of certain events of bankruptcy, insolvency or reorganization, the entire outstanding principal amount of the Notes and any accrued and unpaid interest on the Notes automatically will become immediately due and payable.
The Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1 Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee.
4.2 First Supplemental Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee.
4.3 Form of 5.00% Senior Note due 2023 (included in Exhibit 4.2 hereto).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: April 23, 2015	By:	/s/ Richard W. Zuidema
Richard W. Zuidema
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-4.1	Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee.
EX-4.2	First Supplemental Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee.
EX-4.3	Form of 5.00% Senior Note due 2023 (included in Exhibit 4.2 hereto).